UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 27, 2005

TRANSMONTAIGNE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11763	06-1052062
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1670 Broadway, Suite 3100, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-626-8200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into Material Definitive Agreements

Amended Credit Facility.  On May 27, 2005 TransMontaigne Inc. (“TransMontaigne”), entered into a $400 million amended and restated senior secured working capital credit facility, dated as of May 27, 2005 (the “Amended Credit Facility”), among TransMontaigne, each of the financial institutions party thereto, as lenders, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as syndication agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the documentation agents, and Wachovia Bank, National Association, as agent.  The Amended Credit Facility was entered into in connection with the completion of the initial public offering of limited partnership units (the “IPO”) of TransMontaigne Partners L.P. (“Partners”), a subsidiary in which TransMontaigne owns a 40.2% limited partner interest, and a 2% general partner interest.  The sole general partner of Partners is an indirect wholly-owned subsidiary of TransMontaigne.  In general, the Amended Credit Facility excludes Partners, TransMontaigne GP L.L.C., the general partner of Partners, and their respective subsidiaries (collectively, the “MLP Entities”) from the obligations, guarantees, representations, warranties and covenants contained in the Amended Credit Facility.  The terms of the Amended Credit Facility are substantially the same as the senior secured working capital credit facility entered into in September 2004, as modified by the first amendment thereto, dated May 4, 2005, except:

•                  The definition of Consolidated Adjusted EBITDA and other financial covenants and reporting obligations were modified so that the financial results and obligations of the MLP Entities are excluded from the calculation of the fixed charge coverage ratio or such other financial covenants and reporting obligations, as applicable;

•                  The definition of Permitted Investments was changed to permit investments by TransMontaigne and its subsidiaries in Partners and its general partner, and to permit up to $5.0 million of loans between affiliates of TransMontaigne and the MLP Entities;

•                  Provisions relating to real estate collateral were modified to permit the assets subject to the options under the Omnibus Agreement, described below, to be transferred to the MLP Entities;

•                  The covenant restricting any changes in the fiscal year of TransMontaigne or its subsidiaries was modified to permit TransMontaigne to change its fiscal year end from June 30 to December 31;

•                  The covenant restricting affiliate transactions involving TransMontaigne and its subsidiaries was modified to exclude the execution of the Omnibus Agreement, the Terminaling Services Agreement, described below, and the other intercompany agreements entered into in connection with the IPO; and

•                  Other technical and drafting changes were made to the Amended Credit Facility to reflect the formation and ownership of the MLP Entities.

Omnibus Agreement.  As part of the IPO, TransMontaigne entered into an omnibus agreement, dated May 27, 2005 (the “Omnibus Agreement”), with the MLP Entities.  Pursuant to the Omnibus Agreement, subject to the detailed terms and conditions set forth therein:

•                  The MLP Entities will pay TransMontaigne an annual administrative fee in the amount of $2.8 million, subject to increases for inflation, for the provision by TransMontaigne of certain general and administrative services, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental compliance, information technology, human resources, credit, payroll, taxes and engineering and other corporate services. The administrative fee does not include reimbursements for direct expenses TransMontaigne incurs on behalf of the MLP Entities, such as salaries of operational personnel performing services on-site at the terminals and pipeline owned by the MLP Entities and the cost of related employee benefits, including retirement, pension, and health insurance benefits.  The administrative fee arrangement has a three-year term, subject to renewal for two-year periods, after which the general partner of Partners will determine the general and administrative expenses that will be allocated to the MLP Entities.

•                  The MLP Entities will pay TransMontaigne an annual insurance premium reimbursement in the amount of $1.0 million for insurance coverage, which will increase in accordance with increases in the premiums payable under the relevant policies, or if additional assets are added to the coverage.  The insurance premium reimbursement arrangement also has an initial three-year term subject to renewal for subsequent two-year periods.

•                  The MLP Entities will have exclusive options to purchase from TransMontaigne additional refined product terminals and operations, including:

•                  TransMontaigne’s terminal complex located in Brownsville, Texas with a current aggregate storage capacity of approximately 2.3 million barrels;

•                  TransMontaigne’s refined product terminals located at various points along the Plantation and Colonial pipeline corridors, which extend from the Gulf Coast through the Southeast and Mid-Atlantic regions, with a current aggregate storage capacity of approximately 9.0 million barrels; and

•                  TransMontaigne’s refined product terminals located along the Mississippi and Ohio River areas, with a current aggregate storage capacity of approximately 3.0 million barrels.

•                  TransMontaigne has agreed to offer to sell to the MLP Entities certain assets acquired or constructed by TransMontaigne in the future.

•                  TransMontaigne has agreed to indemnify the MLP Entities for certain liabilities related to environmental law compliance and real estate title matters.

•                  TransMontaigne has a right of first refusal to purchase assets owned by the MLP Entities that are in the same line of business in which TransMontaigne is engaged, and certain storage capacity that becomes available after the closing of this offering.

The option with respect to the Brownsville complex will be exercisable for one year beginning in January 2006.  The option with respect to the terminals along the Plantation and Colonial pipeline corridors will be exercisable for one year beginning in December 2007.  The option with respect to the terminals along the Mississippi and Ohio River areas will be exercisable for one year beginning in December 2008. The exercise of any of the options will be subject to the negotiation of a purchase price and a terminaling services agreement relating to the terminals proposed to be purchased and conditioned upon receipt of any necessary governmental or third party consents.  If TransMontaigne and the MLP Entities cannot agree on a purchase price, TransMontaigne will have the right to seek an alternative purchaser willing to pay at least 105% of the purchase price proposed by the MLP Entities.  If an alternative transaction on such terms has not been consummated within six months, the MLP Entities will have the right to purchase the assets at the price it originally proposed.

Additionally, subject to certain exclusions and conditions, TransMontaigne has agreed to offer to sell to the MLP Entities any tangible assets having a value in excess of $10 million that TransMontaigne acquires or constructs, related to the storage, transportation or terminaling of refined petroleum products in the United States.  If Partners declines any such offer, TransMontaigne will be free to retain and use the asset. If the MLP Entities indicate a desire to purchase the assets but the MLP Entities and TransMontaigne do not agree to all of the terms of the transaction, including the purchase price, after negotiating in good faith, TransMontaigne would have the right to seek an alternative purchaser willing to pay at least 105% of the purchase price proposed by the MLP Entities.  If an alternative transaction on such terms has not been consummated within six months, the MLP Entities would have the right to purchase the assets at the purchase price originally proposed and on the other fundamental terms specified in the term sheet previously provided by TransMontaigne.

TransMontaigne has also agreed (1) to indemnify the MLP Entities for five years against certain potential environmental claims, losses and expenses. TransMontaigne’s maximum liability for this indemnification obligation will not exceed $15.0 million, and (2) to indemnify the MLP Entities for losses attributable to title defects, retained assets and liabilities and income taxes attributable to pre-closing operations.

The Omnibus Agreement also provides that, if the MLP Entities propose to sell to any third party assets that are in the same line of business in which TransMontaigne is engaged, TransMontaigne will have a right of first refusal to purchase such assets, provided that TransMontaigne agrees to pay no less than 105% of the purchase price offered by the third party bidder.  TransMontaigne will also have a right of first refusal with respect to any petroleum product storage capacity that is put into commercial service by the MLP Entities after the completion of its initial public offering, and under certain other circumstances.

Terminaling and Transportation Services Agreement.  Also in connection with the IPO, two of TransMontaigne’s subsidiaries, TransMontaigne Product Services Inc. (“TPSI”) and Coastal Fuels Marketing, Inc. (“Coastal Fuels”), entered into a Terminaling and Transportation Services Agreement, dated May 27, 2005 (the “Terminaling Services Agreement”), among TPSI, Coastal Fuels and the MLP Entities.  Pursuant to the Terminaling Services Agreement, TransMontaigne agreed to transport on the Razorback Pipeline (as defined below) and to throughput in terminals owned by the MLP Entities a volume of refined products that will result in minimum revenues to Partners of $5 million per fiscal quarter. In exchange for TransMontaigne’s minimum revenue commitment, the MLP Entities agreed to provide TransMontaigne approximately 2.0 million barrels of light oil storage capacity and approximately 1.4 million barrels of heavy oil storage capacity at certain of Partners’ Florida terminals.  TransMontaigne’s minimum revenue commitment will apply only to the assets initially contributed to the MLP Entities at the time of its initial public offering and may not be spread among assets the MLP Entities may subsequently acquire from TransMontaigne. If TransMontaigne fails to meet its minimum revenue commitment in any quarter, it must pay the MLP Entities in cash the amount of any shortfall.  A shortfall payment may be applied as a credit in the following four quarters after TransMontaigne’s minimum throughput obligations are met.  If as a result of a force majeure event a party to the Terminaling Services Agreement is unable to perform under the agreement for a period over one year, then any party can terminate the Terminaling Services Agreement.  After the initial term, the Terminaling Services Agreement will automatically renew for subsequent one-year periods, subject to either party’s right to terminate with six months’ notice.  Upon termination of the Terminaling Services Agreement, TransMontaigne will have a right of first refusal giving it the right to enter into a new terminaling and transportation services agreement with the MLP Entities, pursuant to which TransMontaigne will have the right to obtain any commercial terms offered to Partners by a third party, provided TransMontaigne pays no less than 105% of the fees offered by such third party.

Item 7.01  Regulation FD Disclosure

In accordance with the terms of the Indenture, dated as of May 30, 2003, as amended (the “Indenture”), by and among TransMontaigne, certain subsidiaries of TransMontaigne, as Guarantors, and Wells Fargo Bank, as Trustee (the “Trustee”), governing the terms of TransMontaigne’s $200 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2010, Partners and its general partner, TransMontaigne GP L.L.C., as well as their respective subsidiaries, were designated by TransMontaigne as “Unrestricted Subsidiaries” within the meaning of Section 4.16 of the Indenture.  The assets contributed to such Unrestricted Subsidiaries (1) had a book value of approximately $118.3 million as of March 31. 2005, representing approximately 11% of the book value TransMontaigne’s total consolidated assets of $1.07 billion as of such date, (2) produced approximately $26.3 million, or less than one percent, of TransMontaigne’s consolidated revenues of $8.1 billion for the nine months ended March 31, 2005 and (3) produced approximately $14.8 million, or 9%, of TransMontaigne’s consolidated net operating margins of $166.1 million for the nine months ended March 31, 2005.

The contribution of terminal and pipeline operations to the MLP Entities and its subsidiaries in connection with the IPO, the execution of the Omnibus Agreement and the Terminaling Services Agreement with the MLP Entities, and the related transactions in connection with the closing of the IPO, were consummated in compliance with the provisions of the Indenture relating to: “Affiliate Transactions,” within the meaning of Section 4.11 of the Indenture; “Restricted Payments,” within the meaning of Section 4.07 of the Indenture; “Permitted Investments,” as defined in Section 1.01 of the Indenture; and “Asset Sales,” within the meaning of Section 4.10 of the Indenture.  After giving effect to the exercise of the underwriters’ over-allotment option, TransMontaigne received aggregate consideration of $177.9 million from the contribution and sale of assets to Partners consisting of $111.9 million in cash and $66.0 million of non-cash consideration.  Of such $66.0 million of non-cash consideration, approximately $17.9 million was designated as Restricted Payments within the “Restricted Payments Basket” pursuant to Section 4.07 of the Indenture.  An additional amount of approximately $10.8 million was designated as “Permitted Investments” under clause (12) of the definition of “Permitted Investments,” out of $25 million of such Permitted Investments available.  After giving effect to such designations, for purposes of the “Asset Sale” provision of Section 4.10 of the Indenture, TransMontaigne received total proceeds of approximately $149.2 million, of which $111.9 million, or 75%, was cash and the remaining $37.3 million, or 25% was non-cash consideration.  No portion of the $15 million of available Permitted Investments under clause (13) of the definition of “Permitted Investments” or the $15 million of additional Restricted Payments under Section 4.07(b)(ix) of the Indenture were used, although TransMontaigne reserves the right to reorder and/or reclassify all or any portion of any item of Permitted Investments and/or Restricted Payments from time to time, in accordance with Section 4.07(c) of the Indenture.

Item 8.01  Other Events

On May 27, 2005, Partners closed its initial public offering of common units representing limited partnership interests.  After giving effect to the exercise of the underwriters’ over-allotment option, Partners issued and sold 3,852,500 common units in the IPO.  Partners’ common units trade on the New York Stock Exchange under the symbol “TLP”.  Total proceeds from the sale of the units were approximately $82.4 million, before offering costs and underwriting commissions.  The proceeds of the IPO, together with the borrowings under Partners’ credit facility and the proceeds received from the separate private placement of subordinated units in Partners to an affiliate of Morgan Stanley Capital Group Inc. were used primarily to pay approximately $111.9 million in cash to TransMontaigne, as described below, and to pay transaction expenses.

In connection with the IPO, TransMontaigne and certain of its subsidiaries contributed assets to Partners in exchange for (1) 120,000 common units and 2,872,266 subordinated units in Partners that represent a 40.2% limited partner interest in Partners, (2) the 2.0% general partner interest in Partners, and (3) cash.  The assets contributed by the Company include (i) seven refined product terminals located throughout the state of Florida, with an aggregate active storage capacity of approximately 5.2 million barrels, (ii) a 67 mile, interstate refined products pipeline with a capacity of approximately 30,000 barrels per day (the “Razorback Pipeline”) and (iii) two refined product terminals, one located in Mt. Vernon, Missouri and the other located in Rogers, Arkansas, with an aggregate storage capacity of approximately 400,000 barrels that are connected to opposite ends of the Razorback Pipeline.  The terms of, and risks associated with, the IPO are more fully described in the Prospectus, dated May 24, 2005, that forms a part of the Registration Statement on Form S-1 (No. 333-123219) filed by Partners.

Item 9.01.              Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description of Exhibit
10.1

Amended and Restated Senior Secured Working Capital Credit Facility, dated May 27, 2005, with the lenders party thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as syndication agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the documentation agents, and Wachovia Bank, National Association, as agent.

10.2	Omnibus Agreement, dated May 27, 2005 among TransMontaigne Inc., TransMontaigne Partners L.P., TransMontaigne GP L.L.C., TransMontaigne Operating GP L.L.C. and TransMontaigne Operating Company L.P.

10.3	Terminaling and Transportation Services Agreement, dated May 27, 2005 among TransMontaigne Partners L.P., TransMontaigne Product Services Inc. and Coastal Fuels Marketing, Inc.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSMONTAIGNE INC.

Date: June 3, 2005	By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Senior Vice President